Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave & Buster’s Entertainment, Inc.

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 3, 2020 contains an explanatory paragraph that states that the Company has closed all of its stores as a result of the COVID-19 pandemic which has caused a material adverse effect on the Company’s revenues, results of operations, and cash flows, including the Company’s ability to meet its obligations when due. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Our report refers to a change in accounting principle for the adoption of Accounting Standards Update 2016-02, Leases (Topic 842).

/s/ KPMG LLP

Dallas, Texas

April 14, 2020